Exhibit 99.1

Seattle Genetics Reports Third Quarter 2015 Financial Results

-Total Third Quarter 2015 Revenues of $84.1 Million, Including Record $59.1 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-ADCETRIS 2015 U.S. and Canada Net Sales Guidance Increased to a Range of $218 Million

to $223 Million-

-More than Twenty Presentations at ASH Annual Meeting Featuring Data on ADCETRIS,

SGN-CD33A and Other Antibody-Drug Conjugate Pipeline Programs-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — October 29, 2015 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2015. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization, regulatory and clinical development accomplishments, progress with other proprietary pipeline programs and antibody-drug conjugate (ADC) collaborator updates.

“We are pleased to have delivered on several key milestones recently, including an expanded label for ADCETRIS based on our phase 3 AETHERA trial, completing enrollment in the ALCANZA phase 3 trial and reaching our target enrollment in the phase 3 ECHELON-1 trial,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also completed a successful public offering in September that strongly positions us to continue investing in expanding the ADCETRIS opportunity, advancing our product pipeline and conducting innovative research. We are preparing for a strong presence at the upcoming ASH annual meeting with data from ADCETRIS, SGN-CD33A and other pipeline programs.”

Recent ADCETRIS Highlights

•	Received regular approval from the U.S. Food and Drug Administration (FDA) for ADCETRIS® (brentuximab vedotin) for classical Hodgkin lymphoma (HL) patients at high risk of relapse or progression as post-autologous transplant consolidation based on the phase 3 AETHERA clinical trial. The approval represents the third indication for ADCETRIS in the United States. The AETHERA trial also converted the prior accelerated approval of ADCETRIS in relapsed HL to regular approval.

•	Completed enrollment in the phase 3 ALCANZA clinical trial for patients with CD30-expressing cutaneous T-cell lymphoma (CTCL) who have received prior systemic therapy. The randomized trial is evaluating ADCETRIS versus investigator’s choice of methotrexate or bexarotene in 132 patients. Data are anticipated in the second half of 2016.

•	Completed target patient enrollment in the phase 3 ECHELON-1 clinical trial. ECHELON-1 is a randomized trial evaluating ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical HL.

•	Initiated a randomized phase 2 trial of rituximab (Rituxan) and bendamustine (Treanda) with or without ADCETRIS for relapsed or refractory patients with CD30-expressing diffuse large B-cell lymphoma (DLBCL).

•	Initiated a phase 1/2 clinical trial of ADCETRIS in combination with nivolumab (Opdivo) for patients with relapsed or refractory HL after failure of frontline treatment. The trial is being conducted under a previously announced clinical trial collaboration agreement with Bristol-Myers Squibb Company.

Recent Pipeline, Collaborator and Other Highlights

•	Initiated a randomized phase 2 trial of SGN-CD19A (denintuzumab mafodotin) in combination with the second-line salvage regimen of rituximab, ifosfamide, carboplatin and etoposide (RICE) for patients with relapsed or refractory DLBCL.

•	Submitted an investigational new drug (IND) application to the FDA for SGN-CD19B, a CD19-targeted ADC utilizing the company’s pyrrolobenzodiazepine (PBD) dimer cell-killing agent and proprietary site-specific conjugation technology (EC-mAb). A phase 1 trial is planned in the first half of 2016.

•	Expanded our 2011 collaboration with AbbVie to provide access to Seattle Genetics’ PBD dimer and EC-mAb technology. Financial terms were not disclosed.

•	Received a milestone payment under our collaboration with AbbVie, triggered by its initiation of a phase 1 trial for an auristatin-based ADC for solid tumors utilizing Seattle Genetics’ technology.

•	Added to and promoted several members of the senior management team, including:

•	Promoting Elaine Waller, PharmD, to Executive Vice President, Regulatory Affairs and Clinical Development Operations. Dr. Waller has been with Seattle Genetics since September 2008. She has led numerous successful regulatory initiatives for the company, including the recent ADCETRIS label expansion.

•	Promoting Peter Senter, Ph.D., to Vice President, Chemistry and Senior Distinguished Fellow. Dr. Senter joined Seattle Genetics in August 1998. As an early member of the company’s research organization, he has contributed significantly to Seattle Genetics’ leadership position in ADCs and the innovative science behind its pipeline programs.

•	Hiring Rachel Lenington as Vice President, Program, Portfolio and Alliance Management. Ms. Lenington previously spent five years at the Bill & Melinda Gates Foundation focused on global health strategies, product development and alliances. Before that she spent 10 years at Amgen.

•	Hiring Matt Skelton as Vice President, Marketing. Mr. Skelton previously spent 16 years at Amgen in a range of sales and marketing roles. Before that, he was at Eli Lilly.

•	Promoting Phil Tsai, Ph.D., to Vice President, Process Sciences. Dr. Tsai has been at Seattle Genetics since January 2003. During his tenure, he has led the development of many antibody and ADC manufacturing processes at various stages of the product development life cycle.

Anticipated Upcoming Activities

ADCETRIS

•	Report ADCETRIS data from multiple clinical trials at the American Society of Hematology (ASH) 2015 Annual Meeting, being held December 5-8, 2015 in Orlando, FL:

•	ADCETRIS in HL, including five-year survival data from a pivotal trial in relapsed/refractory patients, data from phase 2 trials in the second-line salvage setting and in the frontline setting for patients age 60 or older, and updated efficacy and safety data from the AETHERA phase 3 trial;

•	ADCETRIS in non-Hodgkin lymphoma, including frontline and relapsed DLBCL and long-term follow up from a phase 1 trial of ADCETRIS in combination with chemotherapy in T-cell lymphomas; and,

•	Data from numerous investigator-sponsored trials of ADCETRIS in various lymphoma settings and combinations.

•	Initiate a phase 1/2 trial of ADCETRIS in combination with nivolumab for relapsed non-Hodgkin lymphoma.

•	Complete enrollment in phase 3 ECHELON-2 trial during 2016.

ADCETRIS is not currently approved for use in frontline HL, second-line HL, CTCL, DLBCL or non-Hodgkin lymphoma other than systemic anaplastic large cell lymphoma.

SGN-CD33A (Vadastuximab Talirine)

•	Receive feedback from the FDA and European regulators regarding our regulatory strategy for SGN-CD33A in acute myeloid leukemia (AML).

•	Report data at ASH from phase 1 trials of SGN-CD33A in AML, including as monotherapy and in combination with hypomethylating agents (HMAs).

•	Initiate a phase 1/2 trial of SGN-CD33A as pre-conditioning or post-allogeneic transplant maintenance treatment in patients with AML in the first half of 2016.

•	Initiate a phase 1/2 trial with SGN-CD33A in combination with azacitidine (Vidaza) for patients with previously untreated myelodysplastic syndrome (MDS) in the first half of 2016.

Other Pipeline Programs

•	Report data from pipeline programs at ASH:

•	Phase 1 trials of SGN-CD19A in non-Hodgkin lymphoma and acute leukemia; and,

•	Preclinical studies of two novel ADCs, SGN-CD19B and SGN-CD123A, which are expected to advance into clinical trials in 2016 for non-Hodgkin lymphoma and AML, respectively.

•	Report interim phase 1 clinical data from SGN-LIV1A, an ADC targeted to LIV-1 in development for metastatic breast cancer, at the San Antonio Breast Cancer Symposium being held December 8-12, 2015 in San Antonio, TX.

•	Initiate a randomized phase 2 trial of SGN-CD19A in frontline DLBCL in the first half of 2016.

•	Report phase 1 clinical data from ASG-15ME and ASG-22ME (enfortumab vedotin) in the first half of 2016. These programs are in development for solid tumors, notably bladder cancer, under a collaboration with Astellas.

•	Initiate a phase 1 trial of SGN-CD19B in non-Hodgkin lymphoma in the first half of 2016.

Third Quarter and Nine Months 2015 Financial Results

Total revenues in the third quarter and nine month periods ended September 30, 2015 increased to $84.1 million and $243.3 million, respectively, from $75.9 million and $212.4 million for the same periods in 2014. Revenues were derived from:

•	ADCETRIS sales in the third quarter of $59.1 million, an increase from $48.2 million in the third quarter of 2014. For the year-to-date, ADCETRIS sales were $163.0 million, compared to $131.7 million for the year-to-date period in 2014, a 24 percent increase.

•	Royalty revenues in the third quarter of 2015 were $9.7 million, compared to $8.1 million in the third quarter of 2014. For the year-to-date in 2015, royalty revenues were $28.4 million, compared to $28.2 million for the first nine months of 2014. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. First quarter 2014 royalty revenues included a $5.0 million sales milestone payment from Takeda.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaled $15.3 million in the third quarter and $51.9 million for the first nine months of 2015, compared to $19.5 million and $52.6 million for the same periods in 2014.

Total costs and expenses for the third quarter of 2015 were $110.6 million, compared to $91.5 million for the third quarter of 2014. For the first nine months of 2015, total costs and expenses were $339.1 million, compared to $262.1 million in the first nine months of 2014. The increase in 2015 costs and expenses was primarily driven by investment in Seattle Genetics’ pipeline programs, including a $25.0 million upfront payment made in the second quarter of 2015 as part of our collaboration with Unum Therapeutics.

Non-cash, share-based compensation cost for the first nine months of 2015 was $28.7 million, compared to $29.0 million for the first nine months of 2014.

Net loss for the third quarter of 2015 was $26.4 million, or $0.21 per share, compared to a net loss of $15.6 million, or $0.13 per share, for the third quarter of 2014. For the nine months ended September 30, 2015, net loss was $95.6 million, or $0.76 per share, compared to a net loss of $49.5 million, or $0.40 per share, for the same period in 2014.

As of September 30, 2015, Seattle Genetics had $736.5 million in cash, cash equivalents and investments, compared to $313.4 million as of December 31, 2014. The increase in cash and investments reflects net proceeds of approximately $526.6 million from the company’s public offering of common stock that closed on September 16, 2015.

2015 Financial Outlook

Seattle Genetics anticipates that 2015 revenues from ADCETRIS net product sales in the U.S. and Canada will be higher than previously anticipated, and are now expected to be in the range of $218 million to $223 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 877-876-9176 (domestic) or 785-424-1667 (international). The conference ID is 967802. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 967802. The telephone replay will be available until 5:00 p.m. PT on Monday, November 2, 2015.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to target cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is a CD30-targeted ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in more than 55 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials in CD30-expressing malignancies. Seattle Genetics is also advancing a robust pipeline of clinical-stage programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME, ASG-15ME and SEA-CD40. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2015 ADCETRIS net sales, upcoming presentations and publications, anticipated regulatory events and clinical activities, including enrollment completion and data availability from ongoing clinical trials and the timing thereof, and the initiation of future clinical trials, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS and the company’s product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2015 ADCETRIS net sales guidance as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development. We may also be unable to expand ADCETRIS’ labeled indications or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in Exhibit 99.1 to the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2015. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and short term investments	$736,454	$313,413
Other assets	170,886	145,552

Total assets	$907,340	$458,965

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$76,756	$77,681
Deferred revenue and long-term liabilities	134,346	170,450
Stockholders’ equity	696,238	210,834

Total liabilities and stockholders’ equity	$907,340	$458,965

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues
Net product sales	$59,059	$48,209	$163,040	$131,707
Collaboration and license agreement revenues	15,311	19,501	51,918	52,575
Royalty Revenues	9,702	8,143	28,367	28,150

Total revenues	84,072	75,853	243,325	212,432

Costs and expenses
Cost of sales	6,625	4,725	17,775	12,477
Cost of royalty revenues	3,473	2,901	9,286	8,009
Research and development	70,790	58,510	219,922	166,700
Selling, general and administrative	29,684	25,342	92,148	74,885

Total costs and expenses	110,572	91,478	339,131	262,071

Loss from operations	(26,500)	(15,625)	(95,806)	(49,639)
Investment and other income, net	62	59	176	182

Net loss	$(26,438)	$(15,566)	$(95,630)	$(49,457)

Basic and diluted net loss per share	$(0.21)	$(0.13)	$(0.76)	$(0.40)

Weighted-average shares used in computing basic and diluted net loss per share	127,667	123,591	125,693	123,234